Exhibit 10.2

SERVICES AGREEMENT

This Services Agreement (the “Agreement”), by and between Boston Omaha Asset Management, LLC (the “Company”) and Brendan Keating (“You” or “Your”)(each a “Party” and collectively the “Parties”), is entered into and effective as of January 6, 2023 (the “Effective Date”). Unless otherwise indicated, all capitalized terms used in this Agreement are defined in the “Definitions” section attached as Exhibit A. Exhibit A is incorporated by reference and is included in the Definition of this “Agreement.”

WHEREAS, the Company desires to continue to engage You as a Manager, and You desire to accept said continued engagement with the Company;

WHEREAS, the Company has agreed to continue to engage You in exchange for Your compliance with the terms of this Agreement; and

WHEREAS, the Company and You desire to express the terms and conditions of Your continued engagement in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.  Position and Services.

A.  Position.

As of the Effective Date, the Company shall engage You as a Manager.

B.  Services.

You agree to perform all services that are consistent with Your position and that may otherwise be assigned to You by the Company from time to time.

C.  Reporting.

You shall report directly to Adam K. Peterson, Manager, and Alex B. Rozek, Manager, or any other executive designated by the Company from time to time.

D.  Devotion of Time.

You agree to (i) devote all necessary working time required of Your position, (ii) devote Your best efforts, skill, and energies to promote and advance the business and/or interests of the Company, and (iii) fully perform Your obligations under this Agreement. You may, however, (A) engage in community, charitable, and educational activities, (B) manage Your personal investments, and (C) with the prior written consent of the Company, serve on corporate boards or committees, provided that such activities in subclauses (A) through (C) above do not conflict or interfere with the performance of Your obligations under this Agreement or conflict with the interests of the Company.

E.  Company Policies.

You agree to comply with the policies and procedures of the Company as may be adopted and changed from time to time, including those described in the Company’s employee handbook. If this Agreement conflicts with such policies or procedures, this Agreement shall control.

F.  Fiduciary Duties.

You will owe such fiduciary duties to the Company as may be set forth in the Operating Agreement.

2.  Term. Your service relationship with the Company is at-will. You may terminate Your engagement with the Company at any time and for any reason whatsoever by notifying the Company, and the Company may terminate this Agreement and/or Your engagement at any time with or without cause or advance notice. The period during which You are engaged by the Company shall be referred to as the “Term.” The restrictive covenants and all post-termination obligations contained in this Agreement shall survive termination of Your engagement and/or this Agreement for any reason.

3.  Compensation and Benefits.

A. Guaranteed Payments.

During the Term, the Company shall pay You guaranteed payments at an annual rate (the “Guaranteed Payments”) of Two Hundred Fifty Thousand Dollars ($250,000.00), minus applicable withholdings, divided and paid in accordance with the Company’s regular payroll schedule. In addition, the Company shall pay you for services provided prior to the date of this Agreement through December 31, 2022 in the agreed upon amount of One Hundred Eighty Seven Thousand and Five Hundred Dollars ($187,500.00). You acknowledge that no other sums are owed to you for your prior services on behalf of the Company.

B.  Bonus.

During the Term, it is currently the intent that any bonus paid to you shall be paid through the profits distributions and fee distribution mechanism established for you as a holder of Class C units of the Company under the Company’s Amended and Restated Operating Agreement. If the Compensation Committee of the Board of Directors of Boston Omaha Corporation (the “Compensation Committee”) elects to provide you with any other form of annual or special bonus (the “Bonus”), such Bonus, if any, shall be calculated and determined by the Compensation Committee in its sole and absolute discretion. The Bonus, if any, shall be subject to all applicable withholdings and shall be paid within two and one-half (2-1/2) months after the end of the applicable fiscal year.

C.  Benefits Plans. During the Term, You are eligible to participate in all benefit plans in effect for employees and service providers of the Company, subject to the terms and conditions of such plans.

D.  Business Expenses. During the Term, the Company shall reimburse You for all approved business expenses incurred by You in the performance of Your services under this Agreement in accordance with the policies and procedures of the Company.

4.  Post-Termination Obligations.

A.  Return of Company Property/Materials.

Upon the termination of Your engagement with the Company for any reason or upon the Company’s request at any time, You shall immediately return to the Company all of the Company’s property, including, but not limited to, mobile phone, keys, passcards, credit cards, confidential or proprietary lists (including, but not limited to, customer, supplier, licensor, and client lists), tapes, laptop computer, software, computer files, marketing and sales materials, and any other property, record, document, or piece of equipment belonging to the Company. You shall not (i) retain any copies of the Company’s property, including any copies existing in electronic form, which are in Your possession, custody, or control, or (ii) destroy, delete, or alter any Company property, including, but not limited to, any files stored electronically, without the Company’s prior written consent. The obligations contained in this subsection shall also apply to any property which belongs to a third party, including, but not limited to, (i) any entity which is affiliated or related to the Company, or (ii) the Company’s customers, licensors, or suppliers.

B.  Set-Off.

If You have any outstanding obligations to the Company upon the termination of Your engagement with the Company for any reason, You hereby authorize the Company to deduct any amounts owed to the Company from the Guaranteed Payments and/or any other amounts that would otherwise be due to You, except to the extent such amounts constitute “deferred compensation” under Internal Revenue Code Section 409A. Nothing in this subsection shall limit the Company’s right to pursue means other than or in addition to deduction to recover the full amount of any outstanding obligations to the Company.

C.  Non-Disparagement.

During Your engagement and following the termination of Your engagement with the Company for any reason, You shall not make any disparaging or defamatory statements, whether written or oral, regarding the Company, or any of its current or former officers, directors, shareholders, members, managers, or employees.

D.  Restrictive Covenants.

You acknowledge and agree that the restrictions contained in this Agreement, including, but not limited to, the restrictive covenants set forth below, are reasonable and necessary to protect the legitimate business interests and goodwill of the Company, will not impose an undue hardship upon You, and will not unreasonably restrict You from earning a livelihood after the termination of Your engagement with the Company for any reason. In addition, You acknowledge and agree that You are voluntarily entering into the restrictive covenants set forth below in exchange for substantial consideration from the Company.

You represent and warrant that: (i) You are not subject to any legal or contractual duty or agreement that would prevent or prohibit You from performing services for the Company or complying with this Agreement, and (ii) You are not in breach of any legal or contractual duty or agreement, including any agreement concerning trade secrets or confidential information, owned by any other person or entity.

You further agree that during Your engagement with the Company and in connection with the performance of Your services for the Company, You shall not breach any legal or contractual duty or agreement You entered into with any former employer or third party.

(i)  Trade Secrets and Confidential Information. You shall not: (i) use, disclose, reverse engineer, divulge, sell, exchange, furnish, give away, or transfer in any way the Trade Secrets or the Confidential Information for any purpose other than the Company’s Business, except as authorized in writing by the Company; (ii) during Your engagement with the Company, use, disclose, reverse engineer, divulge, sell, exchange, furnish, give away, or transfer in any way (a) any confidential information or trade secrets of any former employer or third party, or (b) any works of authorship developed in whole or in part by You during any former employment or for any other party, unless authorized in writing by the former employer or third party; or (iii) upon the termination of Your engagement for any reason, (a) retain any Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form) that are in Your possession or control, or (b) destroy, delete, or alter the Trade Secrets or Confidential Information without the Company’s prior written consent. The obligations under this Agreement shall: (i) with regard to the Trade Secrets, remain in effect as long as the information constitutes a trade secret under applicable law; and (ii) with regard to the Confidential Information, remain in effect for so long as such information constitutes Confidential Information as defined in this Agreement. The confidentiality, property, and proprietary rights protections available in this Agreement are in addition to, and not exclusive of, any and all other rights to which the Company is entitled under federal and state law, including, but not limited to, rights provided under copyright laws, trade secret and confidential information laws, and laws concerning fiduciary duties. Notwithstanding anything to the contrary set forth in this Agreement, (i) pursuant to the Defend Trade Secrets Act of 2016 (18 U.S.C § 1833(b)(1)), no individual shall be held criminally or civilly liable under federal or state law for the disclosure of a trade secret that: (1) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (ii) You shall not be prohibited from (1) exercising Your rights under federal, state, or local law (including, but not limited to, Section 7 of the National Labor Relations Act or in acting as or cooperating with a whistleblower), (2) cooperating in a government or administrative investigation, or (3) revealing alleged criminal wrongdoing to law enforcement.

(ii)  Non-Solicitation of Customers. During the Restricted Period, You shall not, directly or indirectly, as an individual, partner, director, officer, consultant, owner, or employee, solicit any Customer of the Company for the purpose of selling or providing any products or services competitive with the Business. The restrictions set forth in this Section apply only to Customers with whom You had Contact during Your engagement with the Company.

(iii)  Non-Solicitation of Prospective Customers. During the Restricted Period, You shall not, directly or indirectly, as an individual, partner, director, officer, consultant, owner, or employee, solicit any Prospective Customer of the Company for the purpose of selling or providing any investment interests, products or services competitive with the Business. The restrictions set forth in this Section apply only to Prospective Customers with whom You had Contact during the last year of Your engagement with the Company (or during Your engagement if engaged less than a year).

(iv) Non-Recruit of Employees. During the Restricted Period, You shall not, directly or indirectly, as an individual, partner, director, officer, consultant, owner, or employee, solicit, recruit, or induce any Employee to (i) terminate his or her employment relationship with the Company, or (ii) work for any other person or entity engaged in the Business.

(v)  Business Opportunities. During the Restricted Period, if You are offered or discover a business opportunity that (a) involves the management of assets for compensation and (b) is not of the type and character of the business activities listed on the attached Exhibit B (a “Business Opportunity”), You shall, prior to pursuing such Business Opportunity or taking any action that would prevent the Company from pursuing such Business Opportunity, offer to the Company the right to pursue such Business Opportunity for the benefit of the Company, regardless of whether You believe the Company would be able (financially or otherwise) or willing to pursue such Business Opportunity. If the Company has not determined to pursue such Business Opportunity within fifteen (15) days after its presentation to the Company, You or Your affiliate shall be free to pursue such Business Opportunity as You shall determine in Your sole discretion.

E.  Post-Relationship Disclosure.

During the Restricted Period, You shall provide a copy of this Agreement to persons and/or entities for whom You work or consult as an owner, partner, joint venturer, employee, or independent contractor; provided however, that Section 3 of this Agreement may be redacted. During the Restricted Period, You authorize the Company to provide a copy of this Agreement (with Section 3 redacted) to persons and/or entities for whom You work or consult as an owner, partner, joint venturer, employee or independent contractor.

5.  Injunctive Relief.

You agree that if You breach any portion of Section 4 of this Agreement: (a) the Company would suffer irreparable harm; (b) it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by the Company; and (c) if the Company seeks injunctive relief to enforce this Agreement, You shall waive and shall not (i) assert any defense that the Company has an adequate remedy at law with respect to the breach, (ii) require that the Company submit proof of the economic value of any Trade Secret or Confidential Information, or (iii) require the Company to post a bond or any other security. Nothing contained in this Agreement shall limit the Company’s right to any other remedies at law or in equity.

6. Independent Enforcement.

Each of the covenants set forth in Section 4 of this Agreement shall be construed as an agreement independent of (i) any other agreements, or (ii) any other provision in this Agreement, and the existence of any claim or cause of action by You against the Company, whether predicated on this Agreement or otherwise, regardless of who was at fault and regardless of any claims that either You or the Company may have against the other, shall not constitute a defense to the enforcement by the Company of any of the covenants set forth in Section 4 of this Agreement. The Company shall not be barred from enforcing any of the covenants set forth in Section 4 of this Agreement by reason of any breach of (i) any other part of this Agreement, or (ii) any other agreement with You.

7.  License.

During Your engagement and after Your engagement with the Company ends, You grant to the Company an irrevocable, nonexclusive, worldwide, royalty-free license to: (i) make, use, sell, copy, perform, display, distribute, or otherwise utilize copies of the Licensed Materials, (ii) prepare, use and distribute derivative works based upon the Licensed Materials, and (iii) authorize others to do the same. You shall notify the Company in writing of any Licensed Materials You deliver to the Company.

8.  Release.

During Your engagement and after Your engagement with the Company ends, You consent to the Company’s use of Your image, likeness, voice, or other characteristics in the Company’s products, services, or marketing or informational materials. You release the Company from any cause of action which You have or may have arising out of the use, distribution, adaptation, reproduction, broadcast, or exhibition of such characteristics. You represent that You have obtained, for the benefit of the Company, the same release in writing from all third parties whose characteristics are included in the services, materials, computer programs and other deliverables that You provide to the Company.

9.  Severability.

The provisions of this Agreement are severable. If any provision is determined to be invalid, illegal, or unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions shall remain in full force and effect.

10.  Waiver.

The Company’s failure to enforce any provision of this Agreement shall not act as a waiver of that or any other provision. The Company’s waiver of any breach of this Agreement shall not act as a waiver of any other breach.

11.  Attorneys’ Fees.

In the event of litigation relating to this Agreement, the Company shall, if it is the prevailing party, be entitled to recover attorneys’ fees and costs of litigation in addition to all other remedies available at law or in equity.

12.  Entire Agreement.

This Agreement, including Exhibits A and B which are incorporated by reference, and the Operating Agreement, together constitute the entire agreement between the Parties concerning the subject matter of this Agreement; provided that, in the event of a conflict between this Agreement and the Operating Agreement, the Operating Agreement shall control. This Agreement supersedes any prior communications, agreements or understandings, whether oral or written, between the Parties relating to the subject matter of this Agreement. Other than terms of this Agreement, no other representation, promise or agreement has been made with You to cause You to sign this Agreement.

13.  Amendments.

As a condition of Your engagement and a material term under this Agreement, You agree that, at any time during Your engagement, if requested by the Company, You shall sign an amendment to this Agreement which would modify the Restrictive Covenants in Section 4 of this Agreement (the “Amendment”) based on changes to Your services, changes in the Company’s Business, or changes in the law regarding restrictive covenants. You agree that You shall not be entitled to any additional consideration to execute the Amendment. This Agreement may not otherwise be amended or modified except in writing signed by both Parties.

14.  Successors and Assigns.

This Agreement shall be assignable to, and shall inure to the benefit of, the Company’s successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company’s stock or assets, and shall be binding upon You. You shall not have the right to assign Your rights or obligations under this Agreement. The covenants contained in this Agreement shall survive termination of Your engagement with the Company, regardless of who causes the termination or the reason for the termination.

15.  Third Party Beneficiary.

The Parties agree that all parents, subsidiaries, and affiliates of the Company, including, but not limited to, Boston Omaha Corporation, and its parents, subsidiaries, and affiliates (each a “Third Party Beneficiary”), are intended third party beneficiaries to this Agreement. For purposes of illustration, not limitation, to the extent that You (i) come into possession of customer contacts, customer information, and/or confidential information of a Third Party Beneficiary, and/or (ii) develop selective or specialized skills, learning, or abilities as a result of any services You provide for a Third Party Beneficiary, the restrictive covenants and all other terms of this Agreement shall be interpreted to encompass and apply to, and shall be enforceable by, (a) such Third Party Beneficiary, and (b) any successor of such Third Party Beneficiary, whether through merger, name change, consolidation, a sale of a majority of the stock or assets of such Third Party Beneficiary, or otherwise.

16. No Strict Construction.

If there is a dispute about the language of this Agreement, the fact that one Party drafted the Agreement shall not be used in its interpretation.

17.  Notice.

Whenever any notice is required, it shall be given in writing addressed as follows:

To Company:        Boston Omaha Asset Management, LLC

Attn: Joshua Weisenburger

1601 Dodge Street, Suite 3300

Omaha, Nebraska 68102

To You:         Brendan Keating

3900 S Hualapai Way Ste 200

Las Vegas, NV 89147

Notice shall be deemed given and effective on the earlier of: (i) the date on which it is actually received; (ii) the next business day after it is deposited with UPS, FedEx, or a similar overnight courier service for next business day delivery; or (iii) three (3) days after its deposit in the U.S. Mail addressed as above and sent first class mail, certified, return receipt requested. Either Party may change the address to which notices shall be delivered or mailed by notifying the other party of such change in accordance with this Section.

18.  Non-Interference.

Notwithstanding anything to the contrary set forth in this Agreement or in any other agreement between You and the Company, nothing in this Agreement or in any other agreement shall limit Your ability, or otherwise interfere with Your rights, to (a) file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local governmental agency or commission (each a “Government Agency”), (b) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company, (c) receive an award for information provided to any Government Agency, or (d) engage in activity specifically protected by Section 7 of the National Labor Relations Act, or any other federal or state statute or regulation.

19.  Governing Law/Consent to Jurisdiction and Venue.

The laws of the State of Nevada, and the Defend Trade Secrets Act of 2016, where applicable, shall govern this Agreement. If Nevada’s conflict of law rules would apply another state’s laws, the Parties agree that Nevada law shall still govern. You agree that any and all claims arising out of or relating to this Agreement shall be brought in a state or federal court of competent jurisdiction in Nevada. You consent to the personal jurisdiction of the state and/or federal courts located in Nevada. You waive (a) any objection to jurisdiction or venue, or (b) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.

20.  Execution.

This Agreement may be executed in one or more counterparts, including, but not limited to, facsimiles and scanned images. Each counterpart shall for all purposes be deemed to be an original, and each counterpart shall constitute this Agreement.

21.  Affirmation.

You acknowledge that You have carefully read this Agreement, You know and understand its terms and conditions, You have had the opportunity to consult with counsel of Your choice regarding this Agreement, You have had the opportunity to ask the Company any questions You may have had prior to signing this Agreement, and You sign this Agreement voluntarily.

22.  Compliance With Internal Revenue Code Section 409A.

The Parties agree that this Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is exempt from, or, if that is not possible, then compliant with the requirements of Section 409A of the Internal Revenue Code (the “Code”) and applicable Internal Revenue Service guidance and Treasury Regulations issued there under (and any applicable transition relief under Section 409A of the Code). Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Company nor its managers, members, officers, employees, or advisers shall be held liable for any taxes, interest, penalties, or other monetary amounts owed by You as a result of the application of Section 409A of the Code. Any right to a series of installment payments under this Agreement shall, for purposes of Section 409A of the Code, be treated as a right to a series of separate payments.

All reimbursements and in-kind benefits provided under this Agreement that are includible in Your federal gross taxable income shall be made or provided in accordance with the requirements of Section 409A of the Code, including the requirement that (i) any reimbursement is for expenses incurred during Your lifetime (or during a shorter period of time specified in this letter), (ii) the amount of expenses eligible for reimbursement or in-kind benefit provided during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense was incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

Boston Omaha Asset Management, LLC By: /s/Adam K. Peterson Its: Manager Date: January 6, 2023	Brendan Keating /s/Brendan Keating Date: January 6, 2023

EXHIBIT A: DEFINITIONS

A.  “Business” means (i) those activities, products, and services that are the same as or similar to the activities conducted and products and services offered and/or provided by the Company within two (2) years prior to termination of Your engagement with the Company, and (ii) acting as a manager (or the equivalent), or otherwise earning customary asset management fees and compensation as a manager (or the equivalent), of an asset manager that in any manner competes with any existing business of (a) the Company or (b) any currently existing or future, direct or indirect, subsidiary of the Company, in each case, including but not limited to acquiring and managing single-family homes and other related assets and businesses, which are acquired generally with a view of being managed as rental communities, but may be acquired for other purposes.

B.  “Confidential Information” means (1) information of the Company, to the extent not considered a Trade Secret under applicable law, that (a) relates to the business of the Company, (b) was disclosed to You or of which You became aware of as a consequence of Your relationship with the Company, (c) possesses an element of value to the Company, and (d) is not generally known to the Company’s competitors, and (2) information of any third party provided to the Company which the Company is obligated to treat as confidential, including, but not limited to, information provided to the Company by its licensors, suppliers, or customers. Confidential Information includes, but is not limited to, (i) methods of operation, (ii) price lists, (iii) financial information and projections, (iv) personnel data, (v) future business plans, (vi) the composition, description, schematic or design of products, future products or equipment of the Company or any third party, (vii) work product, (viii) advertising or marketing plans, and (ix) information regarding independent contractors, employees, clients, licensors, suppliers, Customers, Prospective Customers, or any third party, including, but not limited to, the names of Customers and Prospective Customers, Customer and Prospective Customer lists compiled by the Company, and Customer and Prospective Customer information compiled by the Company. Confidential Information shall not include any information that (x) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (y) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party, or (z) otherwise enters the public domain through lawful means.

C.  “Contact” means any interaction with a Customer or Prospective Customer which takes place in an effort to establish, maintain, and/or further a business relationship on behalf of the Company.

D.  “Customer” means any person or entity to which the Company has sold its products or services.

E.  “Employee” means any person who (i) is employed by the Company at the time Your engagement with the Company ends, or (ii) was employed by the Company during the last year of Your engagement with the Company (or during Your engagement if engaged less than a year).

F.  “Licensed Materials” means any materials that You utilize for the benefit of the Company, or deliver to the Company or the Company’s customers, which (i) do not constitute work product, (ii) are created by You or of which You are otherwise in lawful possession, and (iii) You may lawfully utilize for the benefit of, or distribute to, the Company or the Company’s customers, regardless of whether they are resellers, distributors or end users.

G.  “Operating Agreement” means the Amended and Restated Limited Liability Company Agreement of Boston Omaha Asset Management LLC, dated on or about the date hereof, as it may be further amended in accordance with the provisions thereof from time to time.

H.  “Prospective Customer” means any person or entity to whom the Company has solicited to sell its products or services.

I.  “Restricted Period” means the time period during Your engagement with the Company and for one (1) year after Your engagement with the Company ends for any reason.

J.  “Trade Secrets” means information of the Company, and its licensors, suppliers, clients, and Customers, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, a list of actual customers, clients, licensors, or suppliers, or a list of potential customers, clients, licensors, or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

EXHIBIT B: BUSINESS ACTIVITIES

•         The Magnolia Group LLC

•         Nicholas Financial

•         Logic Commercial Real Estate

•         24th Street Asset Management LLC

•         KPR Series Investments

•         Boulderado Partners LLC

•         Mac Mountain

Including with respect to each company listed above, such company’s applicable affiliates, related entities, investment funds, and portfolio companies.